Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Matt Gallagher (Media): 212-458-3247; matthew.gallagher2@aig.com Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

AIG COMPLETES SALE OF UNITED GUARANTY CORPORATION TO ARCH CAPITAL GROUP LIMITED

NEW YORK, January 3, 2017 – American International Group, Inc. (NYSE:AIG) today announced that on December 31, 2016 it successfully completed the sale of United Guaranty Corporation (UGC) to Arch Capital Group Limited (NASDAQ:ACGL). The deal was originally announced in August 2016.

“We are pleased to complete the sale of UGC,” said Peter D. Hancock, President and Chief Executive Officer of AIG. “With this transaction, AIG has taken another step in simplifying our organization to become a leaner, more focused insurance company committed to our vision of being our clients’ most valued insurer. We believe UGC and the outstanding professionals who work there have gained a strong partner in Arch to continue to grow and facilitate home ownership for consumers and provide valuable and necessary protection to mortgage lenders.”

UGC is the leading private mortgage insurance company in the United States with $186.4 billion of first-lien primary mortgage insurance in force as of September 30, 2016. UGC has active relationships with nearly 1,700 customers and approximately 1,000 employees including a national sales force of approximately 100 professionals. UGC is headquartered in Greensboro, North Carolina.

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American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, mortgage insurance and other financial services to customers in more than 100 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.